EXHIBIT 99.1

HARD ROCK BILOXI SIGNS RUTH’S CHRIS STEAK HOUSE

BILOXI, MISS. - December 15, 2004 - Hard Rock Hotel & Casino announced that its new Biloxi location will be home to a Ruth’s Chris Steak House.

The legendary upscale steakhouse group, founded in New Orleans nearly 40 years ago, will be the hotel and casino’s premiere dining offering.

“Ruth’s Chris will be an integral part of providing a high quality experience at our hotel and casino. We are excited to bring such a well-known brand in New Orleans to our locals,” said President and COO of Hard Rock Biloxi, Joe Billhimer.

The 230-seat restaurant will be located just outside the gaming entrance along the hotel’s main thoroughfare.

“The Hard Rock location in Biloxi represents our continuing worldwide growth,” said Craig Miller, Chief Executive Officer of Ruth’s Chris Steak House.  “Our neighbors on the Gulf Coast will no longer have to make the drive to New Orleans to enjoy the Ruth’s Chris sizzle, and we are looking forward to helping Hard Rock welcome its guests from all over the country and the world,” he added.

Founded in 1965 by Ruth Fertel, Ruth’s Chris specializes in aged, corn-fed USDA Prime beef, served sizzling.  Ruth’s Chris is the largest upscale steakhouse company in the world, with 87 restaurants worldwide.

Hard Rock Hotel & Casino in Biloxi, Mississippi is owned and operated by Premier Entertainment Biloxi, LLC, d/b/a Hard Rock Hotel and Casino Biloxi. The $235 million project, scheduled to open in 2005, will include a Hard Rock-themed casino with 1,500 slot machines and 50 table games, a full-service spa, an 11-story hotel with 317 rooms and suites, a unique Hard Rock-themed beach pool, Hard Rock Live®, a 1,200 capacity entertainment venue, and retail shops.  In addition to Ruth’s Chris Steak House, there will be four other restaurants.

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